NEWS RELEASE

At Old Republic:	At Financial Relations Board:
Craig R. Smiddy: President and Chief Executive Officer	Analysts/Investors: Joe Calabrese 212/827-3772

OLD REPUBLIC DECLARES A SPECIAL, ONE-TIME CASH DIVIDEND OF $1.00 PER SHARE

CHICAGO – December 18, 2020 – The Board of Directors of Old Republic International Corporation (NYSE: ORI) has declared a special, one-time cash dividend of $1.00 per share. The dividend will be paid on January 15, 2021 to shareholders of record on January 5, 2021.

At its most recent quarterly meeting, the Board of Directors evaluated a number of factors critical to the long-term management of Old Republic’s diversified insurance business. Key among such factors were:

•The Company’s long-term strategy and required capital resources to ensure sustainability of its integrated multi-insurance coverages, and industry-focused underwriting specializations; and

•The capital position of the insurance underwriting subsidiaries to which substantially all of the Company’s financial resources are committed.

With this review, the Board of Directors concluded that currently available unregulated liquid funds are appropriately sufficient to allow the payment of this one-time special dividend in a fair and equitable manner to all shareholders of record.

All told, during the past five years, the Board of Directors will now have declared regular and special cash dividends of nearly $2 billion or approximately 70% of the Company’s total earnings. All such dividends will have been paid proportionately to all shareholders of record during those years. Over that same time period, Old Republic’s shareholders equity account has nonetheless grown by nearly 52% principally through retained earnings, a moderate capital raise, and market appreciation of the Company’s fixed maturity and common stock portfolios.

About Old Republic
Chicago-based Old Republic International Corporation is one of the nation’s 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages, mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity coverages has devolved to a run-off operating mode in recent years. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance operations are the third largest in its industry.

The nature of Old Republic’s business requires that it be managed for the long run and its cash dividend policy reflects this long-term orientation. Here’s a summary of recent years’ total book and market returns, which includes the addition and reinvestment of cash dividend payments, in comparison with the financial performance of three selected indices similarly developed.

	ORI		Selected Indices’ Compounded Total Annual Returns
	Annual Book Value Compounded Total Return	Annual Market Value Compounded Total Return	Nominal Gross Domestic Product	S & P 500 Index	S & P Insurance Index
Ten Years 2000 - 2009	9.5%	7.4%	4.1%	-1.0%	-3.7%
Ten Years 2010 - 2019	7.7%	14.8%	4.0%	13.6%	12.4%
Twenty Years 2000 - 2019	8.6%	11.0%	4.1%	6.1%	4.1%

According to the most recent edition of Mergent’s Dividend Achievers, Old Republic is listed in 58th place among just 113 qualifying publicly held companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.

For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100